                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of Earliest Event Reported) September 23, 2002



                                    37POINT9
               (Exact Name of Registrant as Specified in Charter)


           Nevada                        000-29989              86-0889096
(State or other jurisdiction           (Commission          (IRS Employer
 of Incorporation)                      File Number)         Identification No.)



                444 West C Street, Suite 330, San Diego, CA 92101
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (619) 222-2568


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

Not Applicable.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

In March 2002, the company entered into negotiations with the Lin Client Group to acquire companies in the medical products field with an operating base in the Peoples Republic of China. During the next six months numerous discussions were held which led to a Definitive Agreement in Principal relating to the acquisition of Global Glass Source (HK) Limited, a Hong Kong corporation, being signed on July 24, 2002. This acquisition was conditional on the acceptance of audited financial statements being prepared and submitted to the Board of Directors of 37Point9, which was accomplished on September 23, 2002.

The Company will acquire 100 per cent of the issued and outstanding shares of Global Glass Source (HK) Limited. The aggregate purchase price to be paid by the Company for Global Glass Source (HK) Limited will be 47,700,000 post-reverse shares of voting common stock of 37Point9. These shares will be issued to the sellers of Global Glass Source (HK) Limited shares subsequent to a 1 for 10 reverse split of the voting common stock by the Company of its voting common stock.

Global Glass Source (HK) Limited is a manufacturer's representative and supplier to a North American company of glass bottles, utensils and commonly used glass articles. The purchase price of the Global Glass Source (HK) Limited was arrived at through negotiations and based on the current and projected earnings of Global. The Company will receive in the purchase all receivables and cash, sales and product licenses as well as glass molds that the company owns which are used in the production of certain glass items.

There was no material relationship between the Company, its officers, directors or any affiliate of the Company and Global Glass Source (HK) Limited prior to the acquisition by the Company of the Global Glass Source (HK) Limited shares. The Company plans on facilitating the manufacture and distribution of medical related products in the Peoples Republic of China through joint venture agreements with North American companies. The Company also intends to cross market into North America and Europe medical products that are manufactured in China.

ITEMS 3, 4, NOT APPLICABLE.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 9, 2002 the Company entered into a Letter of Intent to acquire Shanghai Ecom Trading Ltd. located in Shanghai, Peoples Republic of China. This acquisition is conditional on the acceptance by the Company of audited financial statements of Shanghai Ecom Trading Ltd. Shanghai Ecom is a private company specializing in the medical device distribution in China and holds a medical device sales license.

On October 6, 2002 the Company entered into an Agreement for Manufacturing and Distribution and an Agreement in Principal to Acquire Business Entities with Guangzhou Lin Bi Company and Yin Kang Medical Equipment Company located in Guangzhou, Peoples Republic of China. Guangzhou Lin Bi Company is a distributor of a wide range of medical equipment and healthcare products. Yin Kang Medical Equipment Company is engaged in the research, engineering, development and manufacturing of a range of healthcare products.

The Company has also initiated negotiations to acquire a medical software company located in the Peoples Republic of China.

The Company also reports, under Regulation FD, the following related to legal proceedings:

1. CHARLES KALLMANN V. 37POINT9 filed in the small claims division of the San Diego Superior Court; Case No. SC 129819. This case involved Kallmann's claim that he owned certain office equipment held by the Company, with an estimated value of $3,500. Kallmann received a judgment in that amount. The Company returned the equipment to Kallman, who signed a complete satisfaction of judgment ending the matter.

2. MAGNA IV, LTD. V. 37POINT9; filed in the San Diego Superior Court; Case No. GIC 792721. Plaintiff in this action seeks damages from the Company for an alleged breach of an intellectual licensing contract. Plaintiff further seeks equitable and declaratory relief relating to ownership and use of the intellectual property contained in the alleged licensing agreement. The Company filed a demurrer to the complaint which was sustained by the Superior Court in San Diego hearing the matter, granting the plaintiff ten days to show legal capacity to carry on the action in California.

3. 37POINT9 v. CHARLES KALLMANN, ET AL. filed in the United States District Court for the Southern District of California; Case No. 02 cv 431 H [NLS]; The Company's motion to amend the complaint in this action was taken off calendar by Judge Marilyn Huff, who set a date of October 21, 2002 for a hearing to determine if the case should be dismissed based upon the Court's lack of subject matter jurisdiction.


ITEM 6, NOT APPLICABLE.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The Annual Report for Global Glass Source (HK) Limited for the period November 22, 2000, the date of incorporation to December 31, 2001 is attached as Exhibit
27.1. This audited statement was prepared by Wallace Ko and Company, Certified Public Accountants, Hong Kong and is stated in Hong Kong Dollars. The accompanying financials must be converted at the December 31, 2001 closing exchange rate of 7.798 HKD to 1 USD.

The Interim Report for Global Glass Source (HK) Limited for the period January 1, 2002, to June 30, 2002 is attached as Exhibit 27.2. This audited statement was prepared by Wallace Ko and Company, Certified Public Accountants, Hong Kong and is stated in Hong Kong Dollars. The accompanying financials must be converted at the June 29, 2002 closing exchange rate of 7.8 HKD to 1 USD.

A copy of the Agreement in Principal to Acquire between the Company and Global Glass Source (HK) Limited is attached hereto as an exhibit.

A copy of the Agreement For Manufacturing and Distribution and Agreement in Principal to Acquire Business Entities relating to Guangzhou Lin Bi Company and Ying Kang Medical Equipment Company is attached hereto as an exhibit.

A copy of the Letter of Intent relating to Shanghai Ecom Trading Ltd. is attached hereto as an exhibit.

ITEMS 8,9 NOT APPLICABLE.


                                   SIGNATURES

Date: October 9, 2002               37POINT9


                               /s/Douglas P. Brown
                               Douglas P. Brown
                               Director & President